Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Celgene Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-70083, 333-91977, 333-39716, 333-107980, 333-65908, 333-138497, 333-149603, 333-152655, 333-160955) on Form S-8, in the registration statements (Nos. 333-02517, 333-32115, 333-38861, 333-52963, 333-87197, 333-93759, 333-94915, 333-75636, 333-107977, 333-107978, 333-138395, 333-169731) on Form S-3 and in the registration statements (Nos. 333-101196, 333-42302, 333-148777 and 333-168369) on Form S-4 of Celgene Corporation of our reports dated February 28, 2011, with respect to the consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2010, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Celgene Corporation and subsidiaries.

Our report on the consolidated financial statements refers to the Company’s change, as of January 1, 2009, in its method of accounting for business combinations and the change, as of January 1, 2008, in its method of accounting for the measurement of the fair value of financial assets and liabilities, each due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board.

Our report dated February 28, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph stating that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, the internal control over financial reporting of Abraxis BioScience, Inc. associated with total net assets of $3.2 billion (of which approximately $2.6 billion represents goodwill and intangibles included within the scope of the assessment) as of December 31, 2010 and total revenues of $88.5 million for the year ended December 31, 2010.

/s/ KPMG LLP

Short Hills, New Jersey
February 28, 2011